                                                                    EXHIBIT 99.1
For immediate release

Contacts:    Jane Ostrander
             Media Relations
             847 482-5607
             jane.ostrander@tenneco-automotive.com

             Leslie Hunziker
             Investor Relations
             847 482-5042
             leslie.hunziker@tenneco-automotive.com


             TENNECO AUTOMOTIVE REPORTS 2002 FIRST QUARTER EARNINGS

- Company reports 94 percent improvement in earnings per share versus first quarter 2001, on 6 percent lower revenues
- Company reports third consecutive quarter of gross margin improvement with a 2.6 percentage point increase to 20.9 percent
- Working capital, before factoring, improved $184 million year-over-year or, as a percent of sales, from 14 percent to 9 percent
- North American aftermarket profitability improved significantly, driven by premium product strategy and strong marketing programs
- Company awarded approximately $151 million in new original equipment contracts during the first quarter

LAKE FOREST, ILLINOIS, APRIL 23, 2002 - Tenneco Automotive (NYSE: TEN) announced today that the company's first quarter 2002 performance improved significantly versus one year ago with a reported net loss of $2 million, or 5-cents per share, for the first quarter of 2002, compared with a net loss of $31 million, or 84-cents per share, in the first quarter of 2001. More importantly, the company generated $14 million in positive cash flow, before financing activities, which was a $73 million cash flow improvement versus first quarter 2001. The company also reduced its net debt by $11 million at quarter-end.

"We are pleased with an improved first quarter and particularly with our momentum in North America as well as our continued success in effectively managing cash," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We continue to make steady progress on our key objectives of improving gross margins, reducing working capital, and operating more efficiently, which is reflected in our improving performance."

The company reported revenue of $809 million for the quarter, down 6 percent versus $864 million in the first quarter of 2001. EBITDA for the quarter was $61 million, compared with $43 million the previous year, a 42 percent improvement. Year-over-year, working capital performance improved by $184 million and capital spending was $2 million lower.

The first quarter 2002 results include a pre-tax non-accruable restructuring expense of $1 million (1-cent per share), pre-tax charges associated with the company's renegotiation of its senior debt agreements of $2 million (3-cents per share) and income from a tax benefit of $4 million (10-cents per share). In addition, the company incurred higher incremental aftermarket changeover costs of $5 million (7-cents per share) in the first quarter of 2002 related to acquiring significant new aftermarket business. The first quarter 2001 results included pre-tax restructuring charges of $12 million (23-cents per share), pre-tax environmental charges of $6 million (12-cents per share) and $2 million in charges associated with the company's renegotiation of its senior debt agreements (5-cents per share).

NORTH AMERICA

"We are encouraged by our North American aftermarket performance and the results we are seeing this quarter from expanding our customer base and leveraging our premium products," Frissora said. "In addition, our lean initiatives and Six Sigma in the North American original equipment business drove improved profitability."

North American original equipment revenue increased 5 percent during the quarter to $341 million versus $324 million in the first quarter of 2001. Excluding catalytic converter pass-through sales, revenue decreased 1 percent. North American aftermarket revenue increased 14 percent to $126 million from $111 million one year ago.

North American EBIT increased to $19 million from a loss of $3 million in the first quarter of 2001. EBIT improvement was driven by stronger aftermarket performance and lower manufacturing and overhead costs. First quarter 2001 EBIT included $8 million in restructuring charges and $1 million in environmental charges.

EUROPE

"In Europe, we continue to face a struggling market for replacement parts and expect to see improvement as we lower our cost of doing business, reduce capacity in the aftermarket exhaust business and fuel growth with new business and product introductions," Frissora said. "We were also impacted this quarter by slowing vehicle sales and launches of key platforms with our components that were delayed until the second quarter."

The company reported European original equipment revenue of $207 million for the quarter, a 25 percent decrease over first quarter 2001 revenue of $275 million. Excluding catalytic converter pass-through sales, revenue would have decreased 14 percent. The 25 percent decrease in the company's European original equipment revenue was the result of lower precious metal prices (10 percent), lower currency exchange rates (5 percent), lower production volumes (9 percent) and delayed platform launches with Tenneco

Automotive products (1 percent). The company's European aftermarket revenue decreased 12 percent to $65 million, versus $74 million one year ago.

European EBIT was $5 million, down from $8 million in 2001. The decline this quarter was the result of lower volumes in both the original equipment and aftermarket businesses. First quarter 2001 EBIT included $2 million in restructuring charges, $5 million in environmental charges and $1 million in charges associated with renegotiation of the company's senior debt agreements.

REST OF WORLD

The company's Australian operations reported revenue of $26 million for the quarter, even with the first quarter of 2001.

In South America, the company reported revenue of $26 million, compared with first quarter 2001 revenue of $36 million. The sharp decline was primarily the result of worsening economic conditions in Argentina and currency devaluations in Brazil and Argentina of $7 million.

Revenue from the company's Asian operations was also flat year-over-year at $18 million.

Combined EBIT for Australia, South America, and Asia was $3 million compared with $1 million in first quarter 2001. First quarter 2001 EBIT included $2 million in restructuring charges and $1 million in charges related to renegotiating the company's senior debt agreements.

"While we see some positive upturns in our North American markets, we remain cautiously optimistic given the global nature of our business and our exposure to softer economies and slowing vehicle sales in Europe and South America," Frissora said. "We continue to be a cash-driven organization, focused on the areas we can control and our long-term goal of debt reduction through gross margin improvement."

The attachments provide additional information on Tenneco Automotive's first quarter 2002 operating results.


FIRST QUARTER CONFERENCE CALL INFORMATION
The company will host a conference call today, April 23, 2002 at 10:30 a.m. EDT. The dial-in number is 888-913-9965 domestic or 712-257-2880 international. Passcode is Tenneco Auto. A recording of this call will be available from 1:00 p.m. EDT on April 23 through April 30, 2002. To access this recording, dial 800-945-1615 domestic or 402-220-3455 international and enter passcode 8400. The call will also be available on the Tenneco Automotive web site at www.tenneco-automotive.com

2002 ANNUAL MEETING

Tenneco Automotive will hold its annual meeting of stockholders on Tuesday, May 14 at 10:00 a.m. CDT at the Peabody Hotel in Memphis, Tennessee to, among other things, elect directors, approve a new Tenneco Automotive equity incentive plan, and report on the company's results. The company will provide a simultaneous webcast of the annual meeting.

Tenneco Automotive is a $3.4 billion manufacturing company with headquarters in Lake Forest, Illinois and 21,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

This press release contains forward-looking statements. Words such as "expect", "continue", "remain", "optimistic", "encouraged" and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (v) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xi) further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war or terrorism and the impact of these acts on economic, financial and social conditions in the countries where we operate and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.


                                       ###

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                    Unaudited
                          THREE MONTHS ENDED MARCH 31,

                                                                  2002            2001
                                                                ---------       ---------
Net sales and operating revenues:                               $    809        $    864
                                                                =========       =========
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)             640 (d)         706 (a)(b)
   Engineering, Research and Development                              10              13
   Selling, General and Administrative                                97 (e)         101 (a)(c)
   Depreciation and Amortization                                      34              37
                                                                ---------       ---------
          Total Costs and Expenses                                   781             857
                                                                =========       =========

Other Income (Loss)                                                   (1)             (1)

Operating Income (Loss)
   North America                                                      19  (d)(e)      (3)(a)(b)
   Europe                                                              5  (e)          8 (a)(b)(c)
   Rest of World                                                       3               1 (a)(b)(c)
   Other                                                               -               -
                                                                ---------       ---------
                                                                      27               6
Less:
   Interest expense (net of
     interest capitalized)                                            36              47
   Income tax expense (benefit)                                       (8)(f)         (10)
   Minority interest                                                   1               -
                                                                ---------       ---------
Net income (loss)                                                     (2)            (31)
                                                                =========       =========
Average common shares outstanding:
   Basic                                                            39.7            36.6
                                                                =========       =========
   Diluted                                                          40.9            36.8
                                                                =========       =========
Earnings (loss) per share of common stock:

   Basic-
     Continuing operations                                      $  (0.05)       $  (0.84)
                                                                =========       =========
   Diluted-
     Continuing operations                                      $  (0.05)       $  (0.84)
                                                                =========       =========


(a) Includes restructuring and other charges of $12 million pre-tax, $9 million after-tax or $0.23 per share. Of the charge, $10 million is recorded in SG&A and the remaining $2 million is in cost of sales. Geographically, $8 million is recorded in North America, $2 million in Europe and $2 million in Rest of World.

(b) Includes environmental charges of $6 million pre-tax, $5 million after-tax or $0.12 per share. The entire charge is recorded in cost of sales. Geographically, $5 million is recorded in Europe and $1 million is in North America.

(c) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $2 million after-tax or $0.05 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both Europe and Rest of World.

(d) Includes restructuring and other charges of $1 million pre-tax, $1 million after-tax or $0.01 per share. The entire charge is recorded in cost of sales. Geographically, $1 million is recorded in North America.

(e) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $1 million after-tax or $0.03 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.

(f) Includes a $4 million or $.10 per share tax benefit related to lower-than-expected costs for withholding taxes. The lower cost of the tax withholding for the fourth quarter 2001 tax repatriation transaction resulted from an amendment in the bank agreement allowing a more efficient transaction to be completed.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                  BALANCE SHEET
                                   (Unaudited)
                                   (Millions)

                                                   MARCH 31, 2002  DECEMBER 2001
                                                       ACTUAL          ACTUAL
                                                   --------------  -------------

 ASSETS

        CASH AND TEMPORARY CASH INVESTMENTS                56             53

        RECEIVABLES, Net                                  442            395

        INVENTORIES                                       324            326

        OTHER CURRENT ASSETS                              176            167

        TOTAL CURRENT ASSETS                              998            941

        INVESTMENTS AND OTHER ASSETS                      770            773

        PLANT, PROPERTY, AND EQUIPMENT, NET               951            967
                                                       ------         ------

        TOTAL ASSETS                                   $2,719         $2,681
                                                       ======         ======


LIABILITIES AND SHAREOWNERS' EQUITY

        SHORT-TERM DEBT                                $  208         $  191

        ACCOUNTS PAYABLE                                  454            401

        ACCRUED TAXES                                      34             35

        ACCRUED INTEREST                                   40             25

        OTHER CURRENT LIABILITIES                         236            224

        LONG-TERM DEBT                                  1,299          1,324

        DEFERRED INCOME TAXES                             168            166

        DEFERRED CREDITS AND OTHER LIABILITIES            222            226

        MINORITY INTEREST                                  16             15

        TOTAL SHAREOWNERS' EQUITY                          42             74
                                                       ------         ------

        TOTAL LIABILITIES AND SHAREOWNERS' EQUITY      $2,719         $2,681
                                                       ======         ======


        DEBT TO CAPITALIZATION RATIO                     96.3%          94.5%
                                                       ======         ======

                                 EXTERNAL BASIS
              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                   (Millions)

                                                                                   THREE MONTHS ENDED         2002
                                                                                        MARCH 31,            OVER/
                                                                                    -----------------       (UNDER)
                                                                                    2002         2001         2001
                                                                                    ----         ----         ----
Operating activities:
  Income (loss) from continuing operations                                          $ (2)        $(31)        $ 30
  Adjustments to reconcile income (loss) from continuing
   operations to net cash provided (used) by
   operating activities -
    Depreciation and amortization                                                     34           37           (3)
    Deferred income taxes                                                            (15)         (18)           3
    (Gain)/loss on sale of businesses and assets, net                                  -            2           (2)
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                     (53)         (35)         (18)
      (Inc.)/dec. in inventories                                                      (2)          (4)           2
      (Inc.)/dec. in prepayments and other current assets                             (9)          (5)          (4)
      Inc./(dec.) in payables                                                         58           16           42
      Inc./(dec.) in taxes accrued                                                    (2)           -           (1)
      Inc./(dec.) in interest accrued                                                 15           13            2
      Inc./(dec.) in other current liabilities                                        19           (6)          25
    Other                                                                             (2)           2           (5)
                                                                                    ----         ----         ----
Net cash provided (used) by operating activities                                      41          (29)          71

Investing activities:
  Expenditures for plant, property & equipment                                       (23)         (25)           2
  Investments and other                                                               (4)          (5)           0
                                                                                    ----         ----         ----
Net cash provided (used) by investing activities                                     (27)         (30)           2
                                                                                    ----         ----         ----

Net cash provided (used) before financing activities - continuing operations          14          (59)          73

Financing activities:
  Issuance of common and treasury shares                                               -            3           (3)
  Retirement of long-term debt                                                         -           (5)           5
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                       (7)          78          (85)
  Other                                                                                -            -
                                                                                    ----         ----         ----
Net cash provided (used) by financing activities                                      (7)          76          (83)
                                                                                    ----         ----         ----

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                                           (4)           4           (8)
                                                                                    ----         ----         ----

Inc./(dec.) in cash and temporary cash investments                                     3           21          (18)
Cash and temporary cash investments, January 1                                        53           35           18
                                                                                    ----         ----         ----
Cash and temporary cash investments, March 31                                       $ 56         $ 56          $ -
                                                                                    ====         ====         ====

Cash paid during the period for interest                                            $ 22         $ 34
Cash paid during the period for income taxes                                        $  9         $  8